NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2017 Financial Results
Q2 net sales increased 29% to $283.3 million
Q2 EPS increased 67% to $0.30
Raises full year fiscal 2017 guidance
PHILADELPHIA, PA – (August 30, 2017) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen and twenty-six weeks ended July 29, 2017:

For the thirteen weeks ended July 29, 2017:

•	Net sales increased by 28.7% to $283.3 million from $220.1 million in the second quarter of fiscal 2016; comparable sales increased by 9.3%.

•	The Company opened 31 new stores and ended the quarter with 584 stores in 32 states. This represents an increase in stores of 18.9% from the end of the second quarter of fiscal 2016.

•	Operating income increased by 67.4% to $26.3 million from $15.7 million in the second quarter of fiscal 2016.

•	Net income was $16.8 million compared to $9.8 million in the second quarter of fiscal 2016.

•	Diluted income per common share was $0.30 compared to $0.18 per share in the second quarter of fiscal 2016.

Joel Anderson, CEO, stated: “Our strong second quarter results demonstrate the amazing appeal of the Five Below brand. We exceeded the high end of our sales, comp and earnings outlook. Sales growth of 29% was led by strong new store performance and our transaction-driven comp of 9.3%, which was the highest since our IPO. We saw solid broad-based performance across our worlds, with notable contribution from the spinner trend. Our top line results were accompanied by strong margin expansion, resulting in over 70% net income growth.”

Anderson continued, “We are entering the second half of the year with momentum and believe we are well-positioned to deliver on our financial goals. We are focused on the all-important fourth quarter and executing our strategic initiatives, which include continuing to provide a differentiated in-store experience, offering amazing, trend-right, quality merchandise at value prices, introducing new customers to our brand and increasing awareness while building out our infrastructure to support our 2,000+ store opportunity.”

For the twenty-six weeks ended July 29, 2017:

•	Net sales increased by 25.0% to $516.2 million from $412.8 million in the comparable period of fiscal 2016; comparable sales increased by 6.1%.

•	The Company opened 62 new stores compared to 54 new stores opened in the comparable period of fiscal 2016.

•	Operating income increased by 47.7% to $39.1 million from $26.5 million in the comparable period of fiscal 2016.

•	Net income was $25.2 million compared to $16.6 million in the comparable period of fiscal 2016.

•	Diluted income per common share was $0.45 compared to $0.30 per share in the comparable period of fiscal 2016.

Third Quarter and Fiscal 2017 Outlook:
For the third quarter of fiscal 2017, net sales are expected to be in the range of $241 million to $246 million based on opening approximately 35 new stores and assuming a 3% to 5% increase in comparable sales. Net income is expected to be in the range of $6.2 million to $7.4 million, with a diluted income per common share range of $0.11 to $0.13 on approximately 55.6 million estimated diluted weighted average shares outstanding.

The fiscal 2017 results will contain an additional, non-comparable week, or the "53rd week" in the fourth quarter. For the full year of fiscal 2017, net sales are expected to be in the range of $1.236 billion to $1.248 billion based on opening approximately 100 new stores and assuming a 3.5% to 4.5% increase in comparable sales. Net income is expected to be in the range of $90.3 million to $92.6 million, with a diluted income per common share of $1.62 to $1.66 on approximately 55.7 million estimated diluted weighted average shares outstanding. The 53rd week is expected to contribute approximately $15 million in sales and approximately $0.02 in diluted income per common share.

Conference Call Information:
A conference call to discuss the second quarter fiscal 2017 financial results is scheduled for today, August 30, 2017, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 719-325-4791 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website. A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-6671. The pin number to access the telephone replay is 4084236. The replay will be available until September 13, 2017.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to the Company's distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below. Select brands and licensed merchandise fall into the Five Below worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below was founded in 2002 and is headquartered in Philadelphia, Pennsylvania, with approximately 600 stores in 32 states. For more information, please visit www.fivebelow.com or come into one of our stores!

Investor Contact:
Five Below, Inc.
Christiane Pelz
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 29, 2017	January 28, 2017	July 30, 2016
Assets
Current assets:
Cash and cash equivalents	$74,759	$76,088	$67,109
Short-term investment securities	92,721	77,791	28,933
Inventories	184,517	154,448	154,809
Prepaid income taxes	3,698	1,552	3,177
Prepaid expenses and other current assets	34,876	29,910	24,907
Total current assets	390,571	339,789	278,935
Property and equipment, net	159,717	138,376	132,500
Deferred income taxes	9,653	11,039	8,838
Long-term investment securities	—	10,514	—
Other assets	1,638	818	795
	$561,579	$500,536	$421,068

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	76,880	51,178	59,565
Income taxes payable	3,271	23,939	670
Accrued salaries and wages	8,550	10,794	5,313
Other accrued expenses	44,772	30,652	34,557
Total current liabilities	133,473	116,563	100,105
Deferred rent and other	61,591	52,568	51,266
Total liabilities	195,064	169,131	151,371
Shareholders’ equity:
Common stock	552	549	548
Additional paid-in capital	331,515	321,603	315,131
Retained earnings (accumulated deficit)	34,448	9,253	(45,982)
Total shareholders’ equity	366,515	331,405	269,697
	$561,579	$500,536	$421,068

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$283,320	$220,130	$516,201	$412,845
Cost of goods sold	184,814	146,780	343,909	279,228
Gross profit	98,506	73,350	172,292	133,617
Selling, general and administrative expenses	72,205	57,636	133,209	107,151
Operating income	26,301	15,714	39,083	26,466
Interest income, net	259	73	568	147
Income before income taxes	26,560	15,787	39,651	26,613
Income tax expense	9,756	5,940	14,456	10,008
Net income	$16,804	$9,847	$25,195	$16,605
Basic income per common share	$0.30	$0.18	$0.46	$0.30
Diluted income per common share	$0.30	$0.18	$0.45	$0.30
Weighted average shares outstanding:
Basic shares	55,150,108	54,795,750	55,101,406	54,756,580
Diluted shares	55,519,303	55,077,754	55,423,034	55,039,204

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016
Operating activities:
Net income	$25,195	$16,605
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,479	12,680
Share-based compensation expense	7,992	6,013
Deferred income tax expense (benefit)	1,386	(331)
Other non-cash expenses	66	29
Changes in operating assets and liabilities:
Inventories	(30,069)	(6,439)
Prepaid income taxes	(2,146)	(1,836)
Prepaid expenses and other assets	(5,826)	(9,839)
Accounts payable	22,323	1,994
Income taxes payable	(20,668)	(11,272)
Accrued salaries and wages	(2,244)	(2,348)
Deferred rent	9,507	6,143
Other accrued expenses	10,107	4,992
Net cash provided by operating activities	31,102	16,391
Investing activities:
Purchases of investment securities	(72,804)	(35,631)
Sales, maturities, and redemptions of investment securities	68,387	53,033
Capital expenditures	(29,949)	(22,372)
Net cash used in investing activities	(34,366)	(4,970)
Financing activities:
Net proceeds from issuance of common stock	135	93
Proceeds from exercise of options to purchase common stock	2,843	2,612
Common shares withheld for taxes	(1,045)	(1,808)
Excess tax benefit related to exercises of stock options, vesting of restricted stock units, and vesting of performance-based restricted units	—	1,710
Other	2	—
Net cash provided by financing activities	1,935	2,607
Net (decrease) increase in cash and cash equivalents	(1,329)	14,028
Cash and cash equivalents at beginning of period	76,088	53,081
Cash and cash equivalents at end of period	$74,759	$67,109